UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2001

Item 2. Acquisition or Disposition of Assets

On December 30, 2001, the registrant completed a previously announced merger with Independent Financial Network, Inc. ("IFN"), pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated June 22, 2001, by and among the registrant, its wholly owned banking subsidiary Umpqua Bank, and IFN.

Pursuant to the Merger Agreement and related Plans of Merger, the registrant acquired all of the outstanding shares of IFN in exchange for newly issued shares of the registrant's common stock. Each outstanding share of IFN common stock was converted into the right to receive 0.80 shares of the registrant's common stock, with cash paid in lieu of fractional shares. The registrant also acquired all of the outstanding shares of IFN's subsidiaries McKenzie State Bank ("MSB") and Oregon State Bank ("OSB"). Each outstanding share, other than shares held by IFN, of MSB and OSB common stock was converted into the right to receive 1.3 shares of the registrant's common stock, with cash paid in lieu of fractional shares. Each of IFN's subsidiary banks, including MSB, OSB, Lincoln Security Bank, Family Security Bank, Pacific State Bank, and Independent Financial Network Bank, merged with and into Umpqua Bank effective December 31, 2001. Approximately 4,955,669 shares of the registrant's common stock were issued in the transaction.

Item 7. Financial Statements and Exhibits

(a) Financial statements of business acquired.

The financial statements of Independent Financial Network, Inc. called for by this Item 7(a) will be filed by an amendment to this report on Form 8-K on or before March 5, 2002.

(b) Pro Forma Financial Information

The pro forma financial information called for by this Item 7(b) will be filed by an amendment to this report on Form 8-K on or before March 5, 2002.

(c) Exhibits.

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

Exhibit

(2) Agreement and Plan of Reorganization, incorporated by reference to the definitive proxy statement filed under Schedule 14A by the registrant on November 7, 2001.

(99) Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXHIBIT 99

FOR IMMEDIATE RELEASE

For more information, contact:

UMPQUA HOLDINGS CORPORATION COMPLETES ACQUISITION OF INDEPENDENT FINANCIAL NETWORK

Umpqua Bank Becomes Largest Oregon-Based Community Bank

PORTLAND, Ore. -- Dec. 31, 2001 -- Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank, today announced it has completed its acquisition of Independent Financial Network (NASDAQ: INFN) and its subsidiaries following IFN shareholder approval on December 14, 2001. Total value of the acquisition is approximately $62 million.

All IFN subsidiary banks will operate as Umpqua Bank stores. With the recently completed acquisition of Linn-Benton Bank, Umpqua Bank is now the largest Oregon-based community bank, with assets and deposits of $1.4 and $1.2 billion respectively. Umpqua Bank will now operate 46 stores from Ashland to Portland along the I-5 corridor, as well as along the southern coast from Newport to Brookings. Additionally, Umpqua Bank will feature more than 70 ATM locations statewide, the largest ATM network of any Oregon-based bank.

"The integration of IFN with Umpqua Bank enhances the financial resources and services we can provide to customers in more communities throughout Oregon," said Raymond P. Davis, President and CEO of Umpqua Holdings Corporation. "IFN's record of, and commitment to excellent customer service should insure a smooth transition of the Umpqua culture into IFN's operations."

"IFN's customers now have access to a widely extended network of Umpqua Bank locations with the same community bank attitude and exceptional customer service they're used to," said William A. Haden, President and CEO of Umpqua Bank.

IFN's customers now have full access to all Umpqua Bank products and services, including a broad range of checking and savings account services, expanded loan options and lines of credit, online bill-paying, Internet banking and small business insurance.

Customers also will have access to the investment and insurance services of Strand, Atkinson, Williams & York, Oregon's second-oldest retail brokerage and a subsidiary of Umpqua Holdings Corporation. Strand Atkinson's in-store Investment Opportunity Centers will continue to be integrated into selected Umpqua Bank stores. In addition, all Umpqua Bank customers can contact investment professionals at 1-800-452-1929 or through www.strandatkinson.com.

Under the acquisition agreement, IFN shareholders will receive a fixed exchange ratio of 0.827 shares of Umpqua Holdings common stock for each share of IFN stock held. Based on Umpqua Holdings' closing price on December 28, 2001 of $13.62 per share, this consideration equals $10.90 per share of IFN stock. The exchange will be tax-free and accounted for as a pooling-of-interests transaction.

Additionally, Umpqua Holdings has acquired the interests of all minority shareholders in two IFN subsidiaries, McKenzie State Bank and Oregon State Bank. Minority shareholders of both institutions will receive 1.3 shares of Umpqua Holdings common stock for each share held of the respective companies.

IFN subsidiary banks that will operate under the Umpqua Bank name are:

  Security Bank, with stores in Coos Bay, Coquille, Bandon, Myrtle Point and North Bend.
  Pacific State Bank, with stores in Reedsport and Lakeside.
  Lincoln Security Bank, with stores in Newport and Waldport.
  Family Security Bank, with one store in Brookings-Harbor.
  McKenzie State Bank, with one store in Springfield.
  Oregon State Bank, with one store in Corvallis.
  Roseburg Community Banking Company, with one store in Winston.

IFN's retail and wholesale mortgage lending company, Security Mortgage, with offices in Coos Bay, Bend and Clackamas, will be integrated into Umpqua Bank's mortgage division, while IFN's data processing company, Alliance Technology, Inc., will become part of Umpqua Bank's technology division.

Under the acquisition agreement, Chuck Brummel, Chairman and CEO of IFN, will become Executive Vice President of Umpqua Bank. William Lansing and Ken Messerle, directors of IFN, will join the Board of Directors of Umpqua Holdings Corporation.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon state-chartered bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 46 stores in 11 Oregon counties, in addition to retail and wholesale mortgage lending offices in Coos Bay, Bend and Clackamas. Umpqua Holdings also owns a retail brokerage subsidiary, Strand, Atkinson, Williams & York, which has nine locations throughout Oregon and Southwest Washington and offers brokerage services within Umpqua Bank stores. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.